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                                                                     EXHIBIT 5.1

                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION

                               650 PAGE MILL ROAD
                       PALO ALTO, CALIFORNIA  94304-1050
                 TELEPHONE 415-493-9300  FACSIMILE 415-493-6811

                                March 25, 1997


Geoworks
960 Atlantic Avenue
Alameda, California  94501

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 25, 1997
(the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of your Common Stock (the "Shares") reserved for issuance under the 1997 Supplemental Stock Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan.

         It is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreement which accompanies the Plan, the Shares will be legally and validly issued, fully paid and non- assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.



                                       Sincerely,

                                       WILSON, SONSINI, GOODRICH & ROSATI
                                       Professional Corporation


                                       /s/ WILSON, SONSINI GOODRICH & ROSATI